Exhibit 99.2

iBio, Inc. Prices $10 Million Public Offering

Company Reports Further Communication from NYSE Amex

Jan. 10, 2012 /PRNewswire/ — iBio, Inc. (NYSE AMEX: IBIO) announced today the pricing of an underwritten public offering of 15,385,000 units at $0.65 per unit for gross proceeds of approximately $10 million.  Each unit consists of one share of common stock and 0.75 of a warrant to purchase one share of common stock.  The warrants will have an exercise price of $0.88 per share, will be exercisable beginning one year and one day from the date of issuance, and will expire on the first anniversary of the date they first become exercisable.  The offering is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended.

iBio plans to use proceeds of the offering for operating costs, including continuing to develop applications of its proprietary technology, business development and for other general corporate purposes.

Roth Capital Partners is acting as sole manager for the offering.  iBio expects to close the transaction, subject to customary conditions, on or about January 13, 2012.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

Roth Capital Partners
By Email:   rothecm@roth.com
By Fax:     949.720.7227
Or by mail:
888 San Clemente Drive
Newport Beach, CA 92660
ATTN: Equity Capital Markets

Before any investment, an investor should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about iBio and this offering.

Separately, as previously disclosed, on November 4, 2011 iBio received notice from NYSE Amex LLC that it was currently below certain of the Exchange's continued listing standards. The Exchange indicated that its review of iBio’s Form 10-K for the year ended June 30, 2011, indicates that iBio was not in compliance with Section 1003(a)(iv), which applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether iBio will be able to continue operations and/or meet its obligations as they mature.

iBio was afforded the opportunity to submit a plan of compliance to the Exchange by November 28, 2011, that demonstrates its ability to regain compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide by January 25, 2012, and iBio submitted that plan on a timely basis. The plan contemplated, among other things, that iBio would complete an equity offering with gross proceeds of approximately $5 million before January 25, 2012 to regain compliance with Section 1003(a)(iv).

On January 4, 2012, the Exchange notified iBio that it had accepted iBio’s plan of compliance and granted iBio an extension until January 25, 2012 to regain compliance with the continued listing standards.  iBio will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE Amex LLC.

While iBio believes that the public offering described above, if completed, will adequately address the Exchange’s concerns, iBio will not be in compliance with the Exchange’s listing standards until it completes the offering and the Exchange makes a determination that iBio is in compliance.

About iBio, Inc.
iBio develops and offers product applications of its iBioLaunch™ platform, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The technology has been applied successfully to proteins difficult or impossible to produce with other methods, as well as proteins representative of most important classes of biologic pharmaceuticals. Advantages of the iBioLaunch platform over other systems include enablement of rapid development and validation of modular, scalable, and optionally robotic, multi-product manufacturing facilities; production time measured in weeks instead of months or more; product entry that is unconstrained by traditional process patents; and significantly lower capital and operating costs for comparable production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements
Statements included in this news release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

Contacts:

Corporate:	Investor Contacts:

Robert Erwin, President	Douglas Beck, CFO
iBio, Inc.	iBio, Inc.
302-355-2335	302-355-0923
rerwin@ibioinc.com	ir@ibioinc.com

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